Exhibit 99.1

[FTD LOGO]

Contact Information:	FTD Group, Inc. Jandy Tomy Investor Relations (630) 724-6984 jtomy@ftdi.com

FOR IMMEDIATE RELEASE

FTD Group, Inc. Initiates Dividend Program

DOWNERS GROVE, IL.—Wednesday, February 21, 2007—FTD Group, Inc. (NYSE: FTD), a leading provider of floral products and services, today announced that the Company's Board of Directors has approved a dividend policy and declared its first quarterly cash dividend of $0.1625 per share. On an annual basis, the cash dividend is expected to be $0.65 per share. While the Company intends to continue to pay quarterly dividends, the declaration and payment of dividends is subject to the determination of the Board of Directors and continued compliance with the requirements of the Company's credit agreement and the indenture governing our senior subordinated notes. The dividend will be paid on April 2, 2007 to stockholders of record as of the close of business on March 19, 2007. As of February 20, 2007 there were 28,334,856 shares outstanding, net of treasury shares.

"We remain committed to maximizing long-term value to our shareholders and are pleased with the Board's decision to return capital to our investors. This program reflects confidence in our ability to continue to generate strong cash flows," commented Michael J. Soenen, President and Chief Executive Officer of FTD.

ABOUT FTD GROUP, INC.
FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland. The business is supported by the highly recognized FTD and Interflora brands. Both brands utilize the Mercury Man logo, which is displayed in approximately 45,000 floral shops globally. The consumer businesses operate primarily through the Web sites in the U.S., Canada, the U.K. and the Republic of Ireland and are complemented by the florist businesses which provide products and services to the Company's independent members.

3113 Woodcreek Drive • Downers Grove, IL 60515
Main Phone: (630) 719-7800